UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Agree Realty Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Dear Fellow Stockholders:

This letter responds to a proxy paper published by Glass Lewis on April 19, 2023 in connection with the annual stockholder meeting (the “Annual Meeting”) of Agree Realty Corporation (NYSE: ADC) (the “Company”), scheduled for May 11, 2023. In the paper, Glass Lewis recommended a “WITHHOLD” vote for Merrie S. Frankel, the chair of our Nominating & Governance Committee, because our Board of Directors (the “Board”) is not at least 30% gender diverse. This supplement provides additional information about our board refreshment track record and our commitment to board diversity.

On behalf of the Board, I encourage you to review this supplement, as well as the detailed information provided in our 2023 proxy statement (the “Proxy Statement”) before you cast your vote at the Annual Meeting. We urge you to vote FOR the re-election of Ms. Frankel to the Board.

Merrie S. Frankel has been a director of the Company since 2016 and has served as Chair of our Nominating & Governance Committee since 2018. During Ms. Frankel’s tenure, her leadership has been critical to our ongoing efforts to diversify our Board. Notably, the following achievements, amongst others, have been made:

•	The Company’s Board has increased from all male representation in 2016 to currently 22% female at present.

•	Six new Directors (two thirds of the Board) have been elected or appointed to the Board since 2016, including two female Directors and one Director of racial minority.

•	The median tenure of our independent Directors has been reduced from 11 years in 2016 to three years in 2023.

•	Both of the Company’s female directors have significant responsibilities, chairing the Audit Committee and Nominating & Governance Committee, respectively.

Our Board remains committed to sound corporate governance practices including maintaining a diverse and well-rounded Board with unique perspectives and applicable experiences. Our Board of Directors, has been and will remain, committed to adding highly-qualified Directors and continuously refreshing our Board as appropriate. The Board is committed to adding a female candidate of distinction, such as current Directors Ms. Frankel and Mrs. Dearing, within the next two years.

We do not believe that withholding votes from Ms. Frankel, a distinguished and valued Director, at the upcoming Annual Meeting is appropriate considering her strong commitment, as the Chair of the Board’s Nominating & Governance Committee, to a highly qualified and diverse Board. We urge you to cast your vote FOR the election of Merrie S. Frankel to our Board.

Very truly yours,

/s/ JOEY AGREE

Joey Agree
President and Chief Executive Officer

April 25, 2023